Exhibit 10.1

ASSIGNMENT OF SHARE AND REAL PROPERTY PURCHASE AGREEMENT

THIS ASSIGNMENT is made effective as of the 22nd day of July, 2016.

BETWEEN:

CENTURY CASINOS EUROPE GMBH

A corporation registered pursuant to the laws of the Province of Alberta under the assumed name Century Casinos Europe LLC

(hereinafter called the “Assignor”)

OF THE FIRST PART

- and –

CENTURY CASINO ST. ALBERT INC.

A corporation incorporated under the laws of the Province of Alberta

(hereinafter called the “Assignee”)

OF THE SECOND PART

WHEREAS:

A.

The Assignor has entered into a Share and Real Property Purchase Agreement (the “Purchase Agreement”) dated the 29th day of June, 2016 with 851896 Alberta Ltd., Game Plan Developments Ltd., Casino St. Albert Inc., Action ATM Inc., MVP Sports Bar Ltd. and Bruce McPherson for the purchase of certain shares and assets as described in the Purchase Agreement.

B.

Section 10.4(b) of the Purchase Agreement provides that the Assignor may assign the Purchase Agreement to one of the Assignor’s Affiliates and, upon such assignment, the Purchase Agreement shall be binding upon and enure to the benefit of that permitted assignee.

C.	The Assignor is the sole shareholder of the Assignee and therefore, pursuant to the Purchase Agreement, the Assignee is an Affiliate of the Assignor.

D.

In accordance with Section 10.4(b) of the Purchase Agreement, the Assignor wishes to assign all of its rights and interest and delegate all of its obligations under the Purchase Agreement to the Assignee and the Assignee wishes to accept such assignment and delegation.

NOW THEREFORE THIS ASSIGNMENT WITNESSETH that in consideration of the sum of Ten ($10.00) Dollars paid by each of the parties to the other and of the mutual covenants of the parties herein contained and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties):

1.

The Assignor hereby absolutely assigns, transfers, sets over and conveys to the Assignee all of its rights, title and interest, both in law and in equity, in and to the Purchase Agreement, effective as of July 22, 2016 (the “Effective Date”).

2.

The Assignee covenants and agrees with the Assignor that the Assignee shall assume, perform and observe all covenants and obligations set forth or contained in the Purchase Agreement to be performed or observed by the Assignor from and after the Effective Date and:

(a)shall be liable to the Assignor for;

(b)shall indemnify and save harmless the Assignor of and from;

all manners of action, causes of action, proceedings, claims, demands, losses, costs, damages and expenses whatsoever (without limiting the generality of the foregoing, direct losses, costs, damages and expenses of the Assignor including costs as between a solicitor and his own client) which may be brought or made against the Assignor or which the Assignor may sustain, pay or incur as a result of or in connection with any breach or non-observance by the Assignee of any covenant required to be performed or observed by the Assignor under the Purchase Agreement prior to the Effective Date.

3.	Defined terms utilized in this Assignment and not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

IN WITNESS WHEREOF the parties hereto have executed these presents as of the day and year first above written.

CENTURY CASINOS EUROPE GMBH

Per: /s/ Andreas Terler

CENTURY CASINO ST. ALBERT INC.

Per: /s/ Geoff Smith